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                                  EXHIBIT 99.1

CONTACT:  JOYCE STRAND (650) 631-3138

          INHALE ANNOUNCES EXERCISE OF $30 MILLION OVER-ALLOTMENT OF
                                CONVERTIBLE NOTES

SAN CARLOS, CALIF., OCTOBER 27, 2000 - Inhale Therapeutic Systems, Inc. (Nasdaq:INHL) today announced that the initial purchasers have exercised their $30 million over-allotment option granted pursuant to a purchase agreement dated October 11, 2000 with respect to Inhale's 3.5% convertible subordinated notes due in 2007. The closing of the over-allotment increases the aggregate principal amount of convertible subordinated notes to $230 million. The offering of the notes was made to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended.

Interest on the notes accrues at a rate of 3.5% per year, subject to adjustment in certain circumstances. The notes mature in 2007 and are convertible into shares of Inhale's common stock at a conversion price of $50.46 per share, subject to adjustment in certain circumstances.

Inhale intends to use the proceeds from the offering to invest in various product development programs relating to the company's business strategy, to accelerate development of its next-generation technologies, and to provide resources for potential acquisition and development of complementary technologies, as well as for working capital and other general corporate purposes. A portion of the proceeds will also be used to make cash payments to certain holders of the 5% convertible subordinated notes due 2007 issued in February 2000 in exchange for their agreement to convert into common stock. The Company has negotiated to have approximately $105 million of these notes exchanged into 2.7 million shares of common stock for an estimated $16 million. The offering is subject to market conditions and other factors.

The notes offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

This release contains forward-looking statements that reflect management's current views as to Inhale's business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Inhale's reports and other filings with the SEC, including its Form 10-Q for the fiscal quarter ended June 30, 2000. Actual results could differ materially from these forward-looking statements.

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